Exhibit 5.1

Faegre Baker Daniels LLP

2200 Wells Fargo Center 90 South Seventh Street

Minneapolis Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

March 7, 2017

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as counsel for Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with (i) the preparation of a Registration Statement on Form S-3, File No. 333-202840 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the securities referred to therein, (ii) Pricing Supplement No. 819 dated February 28, 2017 to Product Supplement No. 2 dated March 18, 2015, the Market Measure Supplement dated March 18, 2015 (the “Market Measure Supplement”), the Prospectus Supplement dated March 18, 2015 (the “Prospectus Supplement”) and the Prospectus dated March 18, 2015 (the “Prospectus”), relating to the offer and sale by the Company under the Registration Statement of $3,244,000 aggregate face amount of Medium-Term Notes, Series K, Principal at Risk Securities Linked to the SPDR® S&P 500® ETF Trust due September 9, 2019, (iii) Pricing Supplement No. 825 dated February 28, 2017 to the Market Measure Supplement, the Prospectus Supplement and the Prospectus, relating to the offer and sale by the Company under the Registration Statement of $7,011,000 aggregate face amount of Medium-Term Notes, Series K, Principal at Risk Securities Linked to Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index due March 6, 2019, (iv) Pricing Supplement No. 822 dated February 28, 2017 to the Market Measure Supplement, the Prospectus Supplement and the Prospectus, relating to the offer and sale by the Company under the Registration Statement of $1,949,000 aggregate face amount of Medium-Term Notes, Series K, Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due March 9, 2020, (v) Pricing Supplement No. 824 dated February 28, 2017 to Product Supplement No. 3 dated March 18, 2015, the Market Measure Supplement, the Prospectus Supplement and the Prospectus, relating to the offer and sale by the Company under the Registration Statement of $2,188,000 aggregate face amount of Medium-Term Notes, Series K, Principal at Risk Securities Linked to the S&P 500® Index due March 7, 2022 and (vi) Pricing Supplement No. 820 dated February 28, 2017 to the Market Measure Supplement, the Prospectus Supplement and the Prospectus, relating to the offer and sale by the Company under the Registration Statement of $567,000 aggregate face amount of Medium-Term Notes, Series K, Principal at Risk Securities Linked to the EURO STOXX 50® Index due March 7, 2019 (the Medium-Term Notes described in this clause (vi) and in clauses (ii)-(v) being

Wells Fargo & Company

March 7, 2017

herein referred to as the “Notes”). The Notes are to be issued under the Indenture dated as of July 21, 1999 (the “Indenture”) entered into by the Company and Citibank, N.A., as trustee, and sold pursuant to the Terms Agreement dated February 28, 2017 between the Company and the Agent named therein (the “Terms Agreement”).

We have examined such documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Notes have been duly authorized and, when duly executed by the Company, authenticated in accordance with the provisions of the Indenture, and delivered to and paid for by the Agent pursuant to the Terms Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, receivership or other laws affecting creditors’ rights generally from time to time in effect and subject to general equity principles including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside of the United States. As contemplated by the foregoing qualifications, in rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers. Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that limit the waiver of rights under usury laws.

We have relied as to certain relevant facts upon certificates of, and/or information provided by, officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; and (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

The opinions expressed herein are limited to the specific issues addressed and to documents and laws existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such documents and laws or in the interpretation thereof which may occur after the date hereof.

Wells Fargo & Company

March 7, 2017

Our opinions set forth herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we are expressing no opinion as to the effect of any other laws.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Dawn Holicky Pruitt
Dawn Holicky Pruitt